EXHIBIT 99.2

eLINEAR DETAILS THE TERMS OF $12 MILLION IN NEW FINANCING

HOUSTON, TEXAS March 3, 2005 - eLinear, Inc. (AMEX: ELU) would like to provide a summary of the finalized terms of the convertible note financing announced yesterday.

Transaction Highlights:
-	Non-shorting restrictions: 30 days prior to the transaction and then at no time after the closing until the note is no longer outstanding
-	Price floor of $1.00 for any conversions
-	Aggregate conversion limitation for holders is 25% of previous month’s dollar volume
-	Conversion price resets to market with every $500,000 of conversions, with a $1.00 floor and no ceiling
-	80% of proceeds have been placed in eLinear’s restricted cash accounts available upon conversion
-	20% of proceeds have already been received

Ramzi Nassar, Chief Strategy Officer of eLinear, stated, "The above is a summary of our financing intended to provide current and potential shareholders with further clarity regarding the terms of this transaction that management views as very strategic and beneficial to eLinear."

Additional details of the financing can be found at www.sec.gov in the companies SEC filings.

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB/A for the year ended December 31, 2003, and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Brian Stanton
Phone: (713) 896-0500
e-mail: investorrelations@elinear.com